EX-35.1
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MORTGAGE SERVICING, INC.

POPULAR MORTGAGE SERVICING, INC.

ANNUAL STATEMENT OF COMPLIANCE

Nomura Home Equity Loan Inc,. Series 2007-3


The undersigned, being a duly authorized Senior Vice President of Popular Mortgage Servicing, Inc., a Delaware corporation (the "Corporation") does hereby certify as follows:

1. A review of the Corporation's activities during the preceding calendar year and of the Corporation's performance under the Agreement (defined below), has been made under the undersigned's supervision; and

2. To the best of the undersigned's knowledge, based on such review, the Corporation has fulfilled all of its obligations under the Agreement in all material respects throughout such year, or, if there has been a failure by the Corporation to fulfill any such obligation in any material respect, each such failure is set forth on Exhibit A attached hereto and made a part hereof.

This Officer's Certificate is given on behalf the Corporation pursuant to that certain Pooling and Servicing Agreement dated as of April 1, 2007, among Nomura Home Equity Loan, Inc., as depositor, Nomura Credit & Capital, Inc., as sponsor, the Corporation, as servicer, Wells Fargo Bank, National Association, as master servicer and securities administrator, and HSBC Bank USA, National Association, as trustee (the "Agreement").

[Signatures appear on the following page]


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MORTGAGE SERVICING, INC.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Officer's Certificate as of the 14th day of March, 2008.



By: /s/ Dennis J. Lauria
Name: Dennis J. Lauria
Title: Senior Vice President


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MORTGAGE SERVICING, INC.

EXHIBIT A

Exceptions

None